Exhibit 23.2


                       Consent of Independent Accountants

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No.333-26583, declared effective November 23, 1998) of Intervest Bancshares Corporation of our report dated January 23, 2003 with respect to our audit of the consolidated financial statements and schedule of Intervest Mortgage Corporation (formerly Intervest Corporation of New York) and subsidiaries (a wholly owned subsidiary of Intervest Bancshares Corporation) for the years ended December 31, 2002, 2001 and 2000. Such report is included in the annual report on Form 10-K of Intervest Bancshares Corporation for the year ended December 31, 2002.

/s/ Eisner LLP
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Eisner LLP
New York, New York
March 3, 2003